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Exhibit 10.31

[***]—Certain information in this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DISTRIBUTION AGREEMENT

        THIS DISTRIBUTION AGREEMENT (this "Agreement") is made as of October 1, 2004 (the "Effective Date") by and between i-STAT Corporation, a Delaware corporation having its principal place of business at 104 Windsor Center Drive, East Windsor, New Jersey 08520 USA ("i-STAT") and an Affiliate of Abbott Laboratories, and Heska Corporation, a Delaware corporation, having its principal place of business at 1613 Prospect Parkway, Fort Collins, Colorado 80525, USA ("Heska").

W I T N E S S E T H:

        WHEREAS, i-STAT is a manufacturer of diagnostic health care equipment and reagents and desires to obtain a distributor of Products (as hereinafter defined) in the animal health care market ("Field" as hereinafter defined) in the Territory (as hereinafter defined);

        WHEREAS, Heska is a distributor of various products in the Field in the Territory;

        WHEREAS, Heska and i-STAT previously executed a distribution agreement dated as of February 9, 1998, which was amended and restated as of February 24, 1999, under which Heska distributed products for i-STAT in the Field in the Territory (the "Prior Agreement"); and

        WHEREAS, in accordance with the terms and conditions hereof, i-STAT is willing to appoint Heska as its exclusive distributor of Products in the Territory, and Heska is willing to accept such appointment.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions set forth below, Heska and i-STAT hereby agree as follows:

ARTICLE 1—DEFINITIONS

        The following words and phrases, when used herein with initial capital letters, shall have the meanings set forth or referenced below:

1.1
"Affiliate" shall mean, with respect to each Party (as hereinafter defined), any legal entity that is, directly or indirectly, controlling, controlled by or under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

1.2
"Analyte" shall mean an individual compound, protein or fragment thereof, or substance that is the target of quantitative or qualitative measurement.

1.3
"Analyzer" shall mean a device that processes Cartridges (as hereinafter defined) and is capable of detecting at least one (1) Analyte for use in the Field, and specifically excludes analyzers designed primarily for use in patient self-testing.

1.4
"Base Cartridge Target" shall mean, for each Contract Year (as hereinafter defined), the minimum unit number of Cartridge purchases required to be made by Heska and its Affiliates during such Contract Year as set forth in Section 2.4 and Section 2.5.

1.5
"Business Day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed.

1.6
"Calendar Quarter" shall mean a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 of any Contract Year.

1.7
"Cartridge" shall mean the disposable test component of a particular Product that contains one or more sensor chips and fluid handling channels and operates on an Analyzer.

1.8
[***}

1.9
"Cartridge Purchases" shall mean, pursuant to Section 11.2, for each Contract Year, the unit number of Cartridges purchased by Heska and its Affiliates from i-STAT. For the purposes of this definition, a Cartridge shall be considered purchased in the Contract Year in which it was delivered after having been duly ordered pursuant to Section 3.3.

1.10
"Cartridge Sales" means the number of units of Cartridges Sold in the Field in the Territory by Heska directly to: (a) Dealers (as hereinafter defined) for resale to End Users; or (b) End Users; net of returns and unpaid Cartridges.

1.11
"Change of Control" shall mean: (a) the consolidation or merger of Heska or any Affiliate of Heska with or into any Third Party wherein the shareholders of Heska immediately prior to such transaction shall cease to be the holders of at least fifty percent (50%) of the outstanding securities of the surviving corporation in such transaction; (b) the assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of Heska; or (c) the acquisition by any Third Party or group of Third Parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934) of more than fifty percent (50%) of the outstanding shares of voting stock of Heska.

1.12
"Confidential Information" shall mean any and all technical data, information, materials and other know-how, including trade secrets, presently owned by or developed by, on behalf of, either Party and/or its Affiliates during the Term (as hereinafter defined) which relates to a Product, its development, manufacture, promotion, marketing, distribution, sale or use and any and all financial data and information relating to the business of either of the Parties and/or of their Affiliates, which a Party and/or its Affiliates discloses to the other Party and/or its Affiliates in writing and identifies as being confidential, or if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as confidential, except any portion thereof which:

(a)
is known to the receiving Party and/or its Affiliates at the time of the disclosure, as evidenced by its written records;

(b)
is disclosed to the receiving Party and/or its Affiliates by a Third Party having a right to make such disclosure;

(c)
becomes patented, published or otherwise part of the public domain through no fault of the receiving Party and/or its Affiliates; or

(d)
is independently developed by or for the receiving Party and/or its Affiliates without use of Confidential Information disclosed hereunder, as evidenced by its written records.

1.13
"Contract Year" shall mean each consecutive twelve (12) month period prior to the termination of this Agreement, beginning on January 1 and ending on December 31 of each such Contract Year.

1.14
"Counterfeit Products" shall have the meaning set forth in Section 4.10.

1.15
"Dealer" shall mean a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization in the Territory, other than Heska or i-STAT and/or their respective Affiliates, which purchases Products from Heska for the purpose of resale to End Users for use in the Field.

1.16
[***]

1.17
"End User" shall mean a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization in the Field in the Territory, other than Heska or i-STAT and/or their respective Affiliates, that purchases Products under this Agreement for its own use or consumption in the Field, and excluding any Third Party use in the human healthcare market.

1.18
"Extended Warranty" shall have the meaning set forth in Section 7.1.

1.19
"Extension Term" shall mean each additional Contract Year, if any, following the Initial Term or another Extension Term, as set forth in Section 10.1.

1.20
"Field" shall mean the animal health care market specifically excluding the human health care market.

1.21
[***]

1.22
"Incremental Cartridge Purchases" shall have the meaning set forth in Section 3.6.1.

1.23
[***]

1.24
"Initial Term" shall mean the time beginning on the Effective Date and ending on [***].

1.25
"Most Favored Price" shall have the meaning set forth in Section 2.14.

1.26
"Notice Date Time" shall mean the period of time beginning on January 1 and ending on May 15 immediately following any Contract Year in which Cartridge Purchases were less than the Base Cartridge Target.

1.27
"Notice Period" shall mean a period of time, the length of which shall be set forth in Section 2.13, which shall begin upon the receipt by Heska of i-STAT's written notice of i-STAT's decision to exercise its termination rights as set forth in Section 2.6 and during which time Heska shall maintain non-exclusive rights to Sell Products in accordance with this Agreement.

1.28
"Party" shall mean i-STAT or Heska and "Parties" shall mean i-STAT and Heska.

1.29
"Products" shall mean the products manufactured by or for i-STAT listed on Exhibit 1.29.

1.30
"Purchase Price" shall mean the price for Analyzers, Cartridges and other Products purchased by Heska and its Affiliates from i-STAT and its Affiliates hereunder, as set forth on Exhibit 1.29 and more fully described in Section 3.6.

1.31
[***]

1.32
"Sale", "Sell" or "Sold" shall mean to sell, hire, let, rent, lease or otherwise dispose of Product to a Third Party or Affiliate, provided such Affiliate is an end user of Products for commercial purposes for monetary or other valuable consideration. "Sale", "Sell" or "Sold" shall not include a transaction where samples of Product are supplied without charge to a Third Party or Affiliate for marketing or demonstration purposes or in connection with clinical or other experimental trials.

1.33
"Technical Documentation" shall mean all documents prepared by i-STAT in the ordinary course of business that describe the Products in terms of their intended use and Product claims. Such documents may take the form of user instructions, system manuals, product updates or technical bulletins, but are not limited to such forms.

1.34
"Technical Support" shall have the meaning set forth in Section 4.8.

1.35
"Term" shall have the meaning set forth in Section 10.1.

1.36
"Territory" shall mean the entire world except Japan.

1.37
"Third Party" shall mean a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.

ARTICLE 2—APPOINTMENT TO MARKET AND DISTRIBUTE

2.1
Exclusive Appointment in the Territory.    As of the Effective Date and subject to Section 2.4and Section 2.5 below, i-STAT hereby appoints Heska and its Affiliates for the Term as i-STAT's exclusive distributor of Products in the Field in the Territory, and Heska accepts such appointment. As exclusive distributor in the Field in the Territory, Heska shall have the sole and exclusive right to market, promote, Sell and distribute Products in the Territory for use in the Field, which right shall operate to exclude all others, including i-STAT, its Affiliates and all Third Parties; provided, however, that i-STAT may maintain certain consultative and technical staff, at i-STAT's expense, to assist Heska in connection with such marketing, promotion, sales and distribution efforts, in accordance with Article 4. In furtherance of this exclusive grant to Heska and its Affiliates, i-STAT hereby agrees to use its commercially reasonable efforts to ensure that any Products Sold outside the Field are not Sold directly or indirectly by i-STAT distributors to End Users. Nothing contained in this Agreement shall limit or be interpreted to limit i-STAT or i-STAT's Affiliates from directly selling products not listed on Exhibit 1.29 in the Territory.

2.2
Non-exclusive Appointment in Japan.    As of the Effective Date and subject to Section 2.4 and Section 2.5 below, i-STAT hereby appoints Heska and its Affiliates for the Term as i-STAT's non-exclusive distributor of Products in the Field in Japan, and Heska accepts such appointment. Heska shall have the non-exclusive right to market, promote, Sell and distribute Products in Japan for use in the Field.

2.3
Heska's Obligations.    Heska shall purchase Products for distribution and Sale in the Field in the Territory exclusively from i-STAT. Heska shall maintain, at its own expense, a commercially reasonable inventory of Products for the Sale, promotion and delivery of the Products and for managing customer satisfaction with the Products. Heska shall not promote, market or Sell any Product for use outside the Field. Recognizing the end use of the Products in healthcare, Heska shall not solicit or Sell any Product to an End User or other Third Party (including a Dealer) that Heska has, or should have, reason to believe will redistribute Products or otherwise direct Products for use to customers outside the Field. Heska promptly shall take all reasonable actions to prevent Sales of Products to customers, including Sales by Dealers, known or identified by Heska to be outside the Field. Upon i-STAT's request, if and to the extent Heska or its Dealers Sells Products to customers outside the Field, Heska shall remit to i-STAT an amount equal to the difference between: (a) the amount of sales billed by Heska from Sales of such Products (net of duties, freight, replacements, returns, refunds and taxes); and (b) the Purchase Price paid to i-STAT. The Cartridge units Sold outside the Field shall not be included in Cartridge Purchases for the purpose of meeting the minimum purchase requirements of Sections 2.4 and 2.5.

2.4
Minimum Purchase Requirements during the Initial Term.    Subject to Sections 2.6, 2.7 and 2.9, Cartridge Purchases shall be greater than or equal to the Base Cartridge Target for each Contract Year during the Initial Term, which, for purposes of this Agreement, shall be as set forth in the following Table 2.4; provided, that Cartridge Sales shall be at least ninety-five percent (95%) of Cartridge Purchases during such Contract Year.

Table 2.4

Contract Year	Base Cartridge Target
Balance of 2004	[***]
2005	[***]
2006	[***]
2007	[***]
2008	[***]
2009	[***]

  For example, if Heska has 2007 Cartridge Purchases of [***] and 2007 Cartridge Sales of [***], Heska shall have fulfilled the requirements of this Section 2.4 ([***] Cartridge Purchases and Cartridge Sales are 95.3% Cartridge Purchases). In a separate example, if Heska has 2007 Cartridge Purchases of [***] and 2007 Cartridge Sales of [***], Heska shall not have fulfilled the requirements of this Section 2.4 (since Heska would have met the Cartridge Purchases requirement, but would have Cartridge Purchases of 94.9% of Cartridge Sales, less than the required 95%).

2.5
Minimum Purchase Requirements during any Extension Term.    Subject to Sections 2.6, 2.7 and 2.9, Cartridge Purchases shall be greater than or equal to the Base Cartridge Target for each Contract Year during any Extension Term, which for purposes of this Agreement, shall be calculated as set forth in the following Table 2.5; provided, that Cartridge Sales shall be at least ninety-five percent (95%) of Cartridge Purchases during such Contract Year.

Table 2.5

Contract Year	Base Cartridge Target
n	(2009 Base Cartridge Target * [***]

  For example, if the [***], then the 2010 Base Cartridge Target will be equal to [***], calculated as follows: [***]. In this example, the 2011 Base Cartridge Target will be equal to [***], calculated as follows: [***].

2.6
Implications of Failure to Meet Minimum Purchase Requirements.    i-STAT's sole remedy for Heska's failure to meet the Base Cartridge Target in Sections 2.4 or 2.5 in any Contract Year shall be to terminate this Agreement upon prior written notice to Heska as set forth in Section 2.13; provided, however, that i-STAT shall meet with Heska to discuss under what terms and conditions, if any, Heska may continue to distribute Products hereunder; and provided, further, that such failure to meet the Base Cartridge Target shall not be considered as a breach of this Agreement.

2.7
Failure to Supply Minimum Purchase Requirements.    If during any Contract Year, i-STAT is unable to supply Cartridges properly forecasted and ordered hereunder pursuant to Article 3, the Base Cartridge Target for such Contract Year shall be reduced by the number of such Cartridges ordered by Heska pursuant to the terms of this Agreement and not supplied by i-STAT hereunder during such Contract Year. i-STAT, shall consider in good faith the impact of a material interruption in supply on Heska's ability to achieve future Base Cartridge Targets in subsequent Contract Years and shall consider in good faith reasonable adjustments to Base Cartridge Targets proposed by Heska for such subsequent Contract Years; provided, however, that any decision regarding any reduction to future Base Cartridge Targets shall be at i-STAT's sole discretion.

2.8
Right of First Offer.    As long as Heska is i-STAT's exclusive distributor of Products in the Field in the Territory, i-STAT shall, prior to offering any other or new products to any Third Party for resale in the Field in the Territory, first offer in writing (which for the purposes of this Section 2.8 may be by e-mail) to Heska the opportunity to negotiate with i-STAT in good faith to include such products as a Product hereunder on such terms and conditions as are mutually acceptable to the Parties.

2.9
Discontinued Products.    i-STAT shall have the right to discontinue the manufacture of any Product hereunder. If i-STAT, in its sole discretion, decides to discontinue the manufacture of any Product, i-STAT shall: (a) provide written notice to Heska as follows: (i) for Analyzers, upon twelve (12) months' prior written notice; and (ii) for all other Products, upon one hundred eighty (180) days' prior written notice; and (b) negotiate in good faith with Heska an adjustment to the Base Cartridge Targets set forth in Sections 2.4 and 2.5; provided, that no adjustment shall be made if a discontinued Product is replaced by an equivalent Product at an equivalent price. If the Parties are unable to agree on an adjustment, if any, to the Base Cartridge Targets as a result of good faith negotiations under clause (b) of the preceding sentence, they will follow the procedures set forth in Section 11.9 to establish an adjustment, if any. i-STAT may materially alter the performance of any or all of the Products upon ninety (90) days' prior written notice to Heska. i-STAT shall use commercially reasonable efforts to provide to Heska reasonable quantities of repair and/or replacement parts, on an as needed basis, for Analyzers for at least three (3) years from the date of discontinuance of manufacture or sale of Analyzers or introduction of a materially altered Product for which parts are not interchangeable. i-STAT also shall use commercially reasonable efforts to consult with Heska prior to any discontinuance of the manufacture of any Product or material alteration of any Product where such alteration, in i-STAT's reasonable opinion, would impact applicable regulatory approvals of Heska and / or marketing of the Products by Heska.

2.10
Selling Price.    Heska, in its sole discretion, shall determine the final sales price of Products Sold by Heska to Third Parties in the Field in the Territory, and no other term or provision in this Agreement shall be interpreted or deemed to provide i-STAT with any right to determine the final sales price of Products Sold by Heska hereunder. Heska or its appointed Dealers solely shall be responsible for seeking and obtaining all pricing approvals from all applicable authorities in those countries in the Territory where Heska is distributing Products in the Field.

2.11
Heska's Sales Efforts.    Heska shall use commercially reasonable efforts to offer for Sale, Sell, have Sold, use, have used, market, have marketed, distribute, have distributed and import Products in the Field in the Territory, as more fully set forth in Article 4.

2.12
Appointment of Dealers.    Heska shall have the right to appoint Dealers for the sale of the Products in the Field in the Territory. Heska agrees that, if it enters into an agreement or arrangement with any Dealer to allow such Dealer to offer for Sale, Sell, have Sold, use, have used, market, have marketed, distribute, have distributed, import and have imported Products in the Field in any country or region of the Territory, Heska shall restrict such Dealer's activities to sales of Products in the Field for use in the Field by affirmatively restricting the Dealer from reselling Products to Third Parties outside the Field. Heska shall name i-STAT as the "third party beneficiary" for the purposes of enforcing this provision in any agreement or arrangement with a Third Party for Sale of Products in the Field.

2.13
Termination Notice Provisions.    In the event that i-STAT exercises its right to terminate this Agreement in any given Contract Year for failure to meet the Base Cartridge Target in such Contract Year pursuant to Section 2.6, such termination shall be effective upon expiration of the Notice Period, determined as follows:

(a)
Six (6) months if [***];

(b)
Twelve (12) months if [***];

(c)
Eighteen (18) months if [***];

(d)
Twenty-four (24) months if [***]; or

(e)
Thirty-six (36) months if [***].

  In order to terminate the Agreement pursuant to Section 2.6, i-STAT must give written notice during the Notice Date Time. Upon receipt of written notice, Heska's distributorship rights in the Field in the Territory shall become non-exclusive and remain non-exclusive throughout the Notice Period.

  For example, Heska has [***], Heska receives written notice of termination from i-STAT on January 15, 2008 and the Parties meet to discuss this situation on February 1, 2008 but cannot agree on amended terms under which Heska would continue to distribute Products. Pursuant to Sections 1.8 and 1.27, [***], which under Section 2.13, results in a Notice Period of twenty-four (24) months. Thus, in this example, the Agreement would terminate on January 15, 2010.

2.14
Most Favored Pricing.    If, during any time period in which Heska is a non-exclusive distributor hereunder (including any time period set forth in Section 2.13), i-STAT shall sell Products in the Field in the Territory to any other distributor, dealer or Third Party at a price lower than the Purchase Price then paid by Heska hereunder (the "Most Favored Price"), then i-STAT shall give Heska prior written notice of the Most Favored Price and the period it is to be in effect and Heska shall be entitled to such Most Favored Price for such Product for so long as such lower price is in effect for any other distributor, dealer or Third Party in the Field in the Territory.

2.15
Restoration of Exclusivity and Cancellation of Termination.    If, following any Contract Year in which Cartridge Purchases were less than the Base Cartridge Target, Heska's Cartridge Purchases for the subsequent Contract Year are equal to or greater than Base Cartridge Target for the subsequent Contract Year, i-STAT shall consider in good faith restoring exclusivity to Heska as described in Section 2.1 and canceling the notice of termination previously sent to Heska; provided, however, that such restoration of exclusivity shall be only to the extent i-STAT has not made alternative contractual arrangements that would preclude restoring Heska's exclusivity in any part of the Territory.

2.16
Competitive Products.    In furtherance of its duties and in recognition of the unique healthcare and related responsibilities in connection with the distribution of the Products, during the Term Heska shall not anywhere in the Territory promote, market, distribute or Sell any hand held device performing any tests performed by the Products, including new Products, if any, added to this Agreement pursuant to the terms and conditions set forth in this Agreement. Heska shall exclusively use the i-STAT control products set forth on Exhibit 1.29 unless i-STAT gives prior written approval for substitution.

2.17
EU Commission Directive.    In accordance with the EU Commission Directive on Vertical Agreements, the covenant not to sell competitive products set forth in Section 2.16 for countries in the European Union ("EU") shall be for no longer than five (5) years after the Effective Date. Heska agrees that if Heska has maintained exclusivity as set forth in Sections 2.4 and 2.5 during the Term, that Heska will meet with i-STAT to negotiate in good faith the terms, if any, under which the covenant not to sell competitive products in the EU may be extended (if any).

ARTICLE 3—MANUFACTURE, SUPPLY AND DELIVERY OF PRODUCTS

3.1
Manufacture, Sale and Purchase of Products.    During the Term, i-STAT shall use commercially reasonable efforts to manufacture or have manufactured, release, sell and deliver to Heska those units of Products as are consistent with the forecasting process, lead times and terms and conditions of this Agreement and as are ordered by Heska hereunder. i-STAT shall manufacture or have manufactured, release, sell and deliver each such Product in accordance with each Product's Specifications and all applicable rules and regulations applicable to the manufacture or sale of

Products in the Territory in the Field, including as applicable, those rules and regulations of the FDA, including QSRs (including applicable cGMPs), and in accordance with all other applicable laws and regulations of countries in which Heska sells Products.

3.2
Rolling Forecasts.    Thirty (30) days after the Effective Date, Heska shall provide i-STAT with a monthly forecast of its requirements of the Products for the first full Contract Year. On or before the fifth (5th) day prior to the beginning of each subsequent calendar month during the Term, Heska shall provide i-STAT with a rolling 12-month forecast, the first three (3) months of which will be firm purchase orders binding on Heska, the last nine (9) months of each shall consist of Heska's best estimate forecast of its requirements of Products.

3.3
Product Orders.    Heska shall order Products on purchase orders consistent with the process set forth in Section 3.2. All purchase order forms shall specify the quantities of each Product ordered, requested delivery dates, the identity of Products ordered, Product price, and delivery and shipping instructions including carrier selected. All orders will be governed by the terms of this Agreement. To the extent that any purchase order, confirmation of acceptance or other document contains terms in conflict with, or in addition to, the terms of this Agreement, such conflicting or additional terms shall not be binding on the Parties unless agreed upon in advance by the Parties.

3.4
Acceptance of Purchase Orders.    i-STAT shall within five (5) Business Days notify Heska of any purchase order (or partial purchase order) accepted, rejected, or delayed, and the reason for any such rejection or delay. No purchase order shall be binding upon i-STAT until accepted by i-STAT. Purchase orders not rejected within five (5) Business Days shall be deemed accepted. Heska may not modify any purchase order after its acceptance by i-STAT without i-STAT's prior consent. All purchase orders shall provide i-STAT with no less than ninety (90) days notice to the requested shipping date from i-STAT after receipt of the purchase order. Heska understands and agrees that optimum dating of Products shipped cannot be assured for Products shipped in connection with purchase orders placed less than ninety (90) days prior to the requested shipment date of Product from i-STAT.

3.5
Firm Order Changes.    If, before submitting a purchase order form to i-STAT, Heska requests an increase to binding forecasts for the three (3) month firm forecast timeframe and such increase is no more than one hundred twenty percent (120%) of the amount of Products (on a Product-by-Product basis) originally reflected in forecasts, i-STAT shall use commercially reasonable efforts to accommodate such increases within reasonable manufacturing capabilities and efficiencies, taking into account other orders and forecasts. If such increases reflects an increase of more than one hundred twenty percent (120%) of the amount of Products (on a Product-by-Product basis) originally reflected in Heska's binding forecasts, i-STAT shall advise Heska of any additional costs associated with manufacturing such increased number of Products in such timeframe, and if Heska indicates to i-STAT that i-STAT should proceed to manufacture such increased amount of Products, i-STAT shall use reasonable commercial efforts to manufacture such increased number of Products, and Heska shall bear all costs reasonably associated with such manufacturing increases. Such payments shall be payable within thirty (30) days of receipt of i-STAT's invoice for such charges.

3.6
Purchase Prices.    Purchase Prices for the Products are listed on Exhibit 1.29.

3.6.1
Rebates.    [***]

3.6.2
Pricing Adjustments.    At the end of the Initial Term and each Extension Term thereafter, Purchase Prices may be adjusted at i-STAT's sole discretion for inflationary increases in production costs. Such increase shall be at the rate of increase in the U.S. PPI (Producer Price Index) since the Effective Date of the Agreement for the Initial Term or since the last inflationary adjustment for each Extension Term.

  3.6.3
  Increased Manufacturing Costs.    If i-STAT experiences an increase in Product manufacturing costs that exceed ten percent (10%) for any Product during any Contract Year, i-STAT and Heska shall meet and negotiate in good faith to determine whether an adjustment to the Purchase Price for that Product is appropriate in the circumstances.

  3.6.4
  Taxes.    All Purchase Prices for Product are calculated for delivery as set forth in Section 3.7. The Purchase Prices do not include insurance, freight, customs, duties, taxes, any foreign, federal, state or local taxes that may be applicable to Products including, without limitation, sales, excise, value-added, withholding, and other taxes other than taxes based upon i-STAT's net income and other similar charges. Customs duties and charges, if any, shall be borne by Heska. Any and all export and import licenses or approvals shall be obtained by Heska at its expense. When i-STAT has the legal obligation to collect such taxes, the appropriate amount shall be added to Heska's invoice and paid by Heska unless Heska provides i-STAT with a valid tax exemption certificate authorized by the appropriate taxing authority.

3.7
Delivery of Product.

3.7.1
Delivery; Determination of Method of Transportation.    Products shall be delivered FCA (Incoterms 2000) i-STAT's U.S. warehouse or other i-STAT warehouse. The method of transportation of the Products, shipping destination and the carrier selected shall be as specified by Heska in its purchase orders.

3.7.2
Risk of Loss.    Risk of loss for Products shall pass to Heska, FCA (Incoterms 2000) i-STAT's warehouse site.

3.7.3
Title.    Title shall pass to Heska when Products are transferred to Heska's designated courier at i-STAT's warehouse site.

3.8
Payments Due; Credit Limits.    All payments due and payable hereunder shall be made by check or wire transfer within thirty (30) days from the date of the invoice. All payments shall be made without set-off or counterclaim and free and clear of and without deduction for any other charges of any kind. The invoiced amount shall be paid by Heska to i-STAT by: (a) wire transfer to the bank listed on Exhibit 3.8 or otherwise specified by i-STAT, or (b) certified bankers check. i-STAT reserves the right to change the payment or credit terms at any time upon ninety (90) days' prior notice to Heska. Any invoiced amount not received within thirty (30) days of the date the payment was due shall be subject to a service charge of the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law. All exchange, interest, banking collection and other charges shall be at Heska's expense. Decreases in Heska's credit limit will be based on i-STAT's evaluation of Heska's financial performance over the previous six (6) months and/or Heska's payment history with i-STAT over the past immediate twelve (12) months. If Heska disagrees with any notice of a change in payment terms or decrease in credit limit, Heska may dispute the decision with the President of Abbott's Point of Care business and discuss options for resolution. The resolution to the disputed decrease in credit limit shall be at the sole discretion of the President of Abbott Point of Care division. If Heska believes the resolution reached by the President of Abbott Point of Care is inequitable, Heska may enter into alternative dispute resolution with i-STAT. Notwithstanding anything in this Agreement or any exhibit attached hereto to the contrary: (y) all costs for Heska and i-STAT associated with such alternative dispute resolution shall be borne solely by Heska, regardless of the decision by the neutral in the alternative dispute resolution process; and (z) such alternative dispute resolution, if requested by Heska for this issue, shall be only for this specific issue, and no other issue shall be added to the process.

3.9
Currency Basis.    All prices including Product Prices for Products and payments therefor shall be in U.S. dollars.

3.10
Acceptance of Product.    Heska shall not be obligated to accept any Product that does not meet the applicable i-STAT specifications as set forth in the Analyzer's operators' manuals, or the Cartridges' product inserts, if any, as registered in the Territory. i-STAT shall provide Heska with thirty (30) days' advance notice of a change or issuance of new Analyzer operator manuals or Cartridge product inserts. Heska shall inspect all Products upon delivery in a commercially reasonable manner. Failure by Heska to give notice of defective or damaged Product within the time periods specified in Section 3.11 shall be deemed a waiver of i-STAT's obligations as stated herein, with respect to such defect or damage only.

3.11
Defective and Improper Delivery; Product Returns.    If Heska or a Dealer or End User claims that: (a) any Product shipped directly by i-STAT hereunder was damaged in transit to the End User; (b) incorrect Product was shipped; or (c) that there was a shortage in the shipment, and notice in writing of such damage, incorrect shipment or shortage is provided to i-STAT within thirty (30) days of receipt of the shipment by the End User then, upon receipt of such notice, i-STAT's sole obligation shall be to either replace any damaged or incorrectly shipped Product, make up any shortfall or refund any Purchase Price paid by Heska, at i-STAT's option. If any Product is claimed by Heska, a Dealer or End User to be defective and i-STAT is notified in writing of such defect within thirty (30) days of receipt of the Product by the End User or, in the case of a latent defect, i-STAT is notified in writing within fifteen (15) days of discovery of such latent defect within the warranty period stated in Section 7.2, then i-STAT's sole obligation shall be to either repair of replace any Product found by i-STAT to be defective. If Heska claims a credit pursuant to this Section 3.11, such claim shall be accompanied by the original invoice issued by Heska to the End User or Dealer returning the Product. Upon request by i-STAT, Heska shall deliver to i-STAT, at Heska's cost, any returned Product with regard to which the credit is claimed. i-STAT solely shall determine in good faith the amount of any credit due Heska, if any, and to the extent any returned Product is defective, reimburse Heska for reasonable freight expenses directly related to delivering said Product to i-STAT. In the event that i-STAT issues a Product recall and requests that Heska return Products to i-STAT as a result of such recall, i-STAT shall reimburse Heska for reasonable freight expenses directly related to such recall. There will be no Product returns accepted except as set forth in this Section 3.11.

ARTICLE 4. MARKETING OF PRODUCTS

4.1
Marketing.    Heska shall, at its own expense, use commercially reasonable efforts to market and promote the Products in the Territory. Heska's promotional activities shall include, but shall not be not limited to: (a) including the Products in its appropriate catalogs, promotional mailings and like publications, (b) developing, preparing and placing advertising concerning the Products in appropriate media or through appropriate direct mail; (c) exhibiting the Products at appropriate trade shows and exhibitions, (d) conducting appropriate market research as it deems necessary or desirable; and (e) rendering other services customarily rendered by a distributor of veterinary medical products; provided, that by October 31 of each Contract Year, Heska shall provide i-STAT with a list of all proposed trade shows and exhibitions that it plans to attend in the next Contract Year. Heska may develop printed sales and promotional materials relating to the Products in the local language at its own expense. Heska shall provide such materials, if any, which have not been previously approved to i-STAT for i-STAT's review and approval, which approval shall not be unreasonably delayed or withheld. i-STAT shall review such materials within fifteen (15) Business Days, and i-STAT's failure to object to any materials within such fifteen (15) Business Days of sending shall be deemed approval. If i-STAT objects to the material, Heska shall modify such materials accordingly.

4.2
Catalogs, Bulletins.    At Heska's written request, i-STAT shall provide Heska with reasonable quantities of brochures, instructional material, advertising literature and other relevant Technical

Documentation regarding the Products, at no charge to Heska. Such documents shall be in the English language, and may be in other languages to the extent already available. Heska, at its own cost, may provide a translation of the documents into the local language. Such translations shall be made available to i-STAT for review and comment before dissemination.

4.3
Follow-up Training.    At Heska's reasonable written request, i-STAT shall provide follow-up training, as mutually agreed by the Parties, at Heska's facility. i-STAT shall pay for its employees' salaries and their travel and travel-related expenses, including meals, lodging and other living expenses. For training situations not covered by this Section 4.3, the Parties shall discuss how to equitably share the travel and related expenses.

4.4
Strategy Meetings.    Periodically during the Term (but not less than once per Contract Year) while Heska is the exclusive distributor of Products in the Field in the Territory, Heska and i-STAT shall review topics which may include Heska's marketing and selling strategy, training of End Users, inventory, and other practices with a view toward maximizing End Users' use of and satisfaction with Products.

4.5
Quality Assurance Audit.    Heska agrees that upon a minimum fifteen (15) days notice from i-STAT, representatives of i-STAT, during normal business hours, shall be permitted to visit all locations where Heska maintains inventory of Products to conduct a quality assurance audit of such facilities and/or an on-site surveillance of the inventory storage tracking. i-STAT shall have the right during reasonable business hours, to inspect the books and records of Heska relating to Product complaint documentation. In the event that an audit reveals items that i-STAT determines should be corrected by Heska, i-STAT shall provide, in writing, within thirty (30) days of such audit, a list of such items and any proposed corrective action to be taken by Heska. Heska shall respond within fifteen (15) days of receiving i-STAT's notification of the corrective action to be taken and an estimated completion date. If the parties disagree as to whether corrective action is necessary, the matter shall be resolved in accordance with the alternative dispute resolution procedures set forth in Section 11.9.

4.6
Sales Personnel.    Heska, at its sole cost and expense, shall engage, compensate, supervise, train and maintain such competent, qualified personnel as may be reasonably required to, deliver, promote, market, sell, distribute, provide technical service and support for the Products, and End User complaint handling in the Territory.

4.7
Training For Heska and End Users.    i-STAT shall provide Heska personnel such training, at i-STAT's expense, as Heska may request in writing and that i-STAT, at its sole discretion, deems reasonable. Notwithstanding the above, all expenses incurred by Heska's personnel in connection with such training, including without limitation, travel and other per diem expenses shall be borne by Heska. Heska, at its own cost, shall provide adequate Product training for its End User's on the use and storage of the Products. Heska, prior to shipment of Products to an End User, shall provide to each such End User Product storage and use instructions, and shall provide its End Users with commercially reasonable training and support within two (2) months after delivery of the first shipment of Products to an End User. Heska shall use commercially reasonable efforts to ensure that all introductory training is made available to End Users within the first week after receipt of Analyzers and Cartridges. Heska shall, in its discretion, make appropriate use of training materials and Technical Documentation supplied by i-STAT.

4.8
Technical Support.    Heska agrees to be responsible as the first point of contact for technical support with the End User. Heska will further provide technical support on the usage of Products by the End Users based upon information supplied by i-STAT, at no cost to i-STAT. The term "Technical Support" shall mean, without limitation, problem resolution, explanation of functionality and collection of incident reports. i-STAT will provide technical service support to Heska as i-STAT deems reasonably necessary, but not to any Dealers appointed by Heska.

4.9
Modified and New Products.    Heska agrees to provide timely comprehensive information to its Dealers or End Users, as appropriate, with respect to newly available Products, discontinuance of Products and changes in existing Products, including, but not limited to, performance specification changes and required software upgrades in Analyzers (which may or may not be coupled to specific lots of Cartridges). Heska agrees to use commercially reasonable efforts, which shall depend on the circumstance involved and whether the End User is utilizing Products, to ensure that each End User in the Territory makes any such performance specification changes and software upgrades in a timely manner.

4.10
Counterfeit Products.    If Heska is offered the opportunity to purchase or otherwise becomes aware of any counterfeit products similar in look and/or function to Analyzer or Cartridge Products (as listed on Exhibit 1.29) manufactured by an entity other than i-STAT ("Counterfeit Products"), Heska shall promptly notify i-STAT thereof. Heska covenants and agrees not to purchase any Counterfeit Products, and the failure of Heska to comply with the foregoing covenant and agreement shall constitute grounds for immediate termination of this Agreement by written notice to such effect sent by i-STAT. Such termination of this Agreement shall be effective as of the date of receipt of any such notice by Heska. In addition, Heska acknowledges that its purchase of Counterfeit Products will cause i-STAT irreparable harm and that i-STAT shall have the right to equitable and injunctive relief, in addition to money damages, in the case of such action by Heska. i-STAT acknowledges and agrees that Counterfeit Products do not include, and Heska shall be permitted to sell and/or license in the Field, any products that Heska offers to Heska's End Users that would allow Heska's End Users to print test results from an Analyzer on standard sized paper and combine such results with test results from other diagnostic products Heska sells in the Field.

4.11
Inventory Levels.    Heska shall maintain a commercially reasonable supply of Product to meet the demands of End Users, taking into account the order and shipping lead times set forth in this Agreement.

4.12
Warranty Services.    Heska shall provide a technical liaison and assistance to End Users for warranty service of the Products, at no cost to i-STAT or the End Users. In addition, at the written request of i-STAT, Heska shall perform certain warranty repairs during the term of the warranty, which shall be billed to and paid by i-STAT at mutually agreed upon labor rates.

4.13
Books and Records.    Heska shall maintain books and records in keeping with standard industry practice regarding the performance of its obligations hereunder including monthly Cartridge unit Sales to Dealers and End Users that Heska Sells to directly, aggregated monthly in each country or region, and shall retain such records during the Term and for three (3) years thereafter. Heska shall provide to i-STAT annually within thirty (30) days following the end of each Contract Year, a report that provides Cartridge unit Sales to Dealers and End Users that Heska Sells to directly, aggregated monthly in each country or region, and the calculation of the percentage of Cartridges Sold to customers by country or region, beginning with the first report of Contract Year 2005. Such books and records shall be in accordance with generally accepted accounting principles reflecting each Product's unit Sales and per country or region in the Territory. Upon thirty (30) days' prior written notice to Heska (but not more frequently than once in any Contract Year, unless there is a dispute, then as frequently as is necessary), Heska's books and records relating to the matters described herein shall be open for inspection. To conduct such inspection, i-STAT shall retain, at its own expense, an independent certified public accountant reasonably acceptable to Heska. Such examination shall occur at Heska's principal place of business during normal business hours for the sole purpose of verifying the accuracy of such calculations. Such independent accountant shall be required to execute a mutually acceptable confidentiality agreement and shall report to i-STAT only the amount of any discrepancy, if any, in the calculations. Such examination rights may be exercised by the Parties only with respect to records for the then-current Contract Year and the immediately prior Contract Year. i-STAT shall bear the cost of such audit, unless the audit reveals an underreporting of unit Sales of greater than one percent (1%) or a value of Ten Thousand US Dollars (US $10,000) (whichever is the greater), in which case Heska shall reimburse i-STAT for its reasonable expenses incurred in connection with such audit.

4.14
Corrupt Practices.    Heska shall not use any compensation hereunder as payment to any government official or employee of any country in the Territory for the purpose of influencing such person's decisions or actions regarding the Products.

ARTICLE 5. INTELLECTUAL PROPERTY RIGHTS

5.1
i-STAT Markings.    Heska shall not omit or alter patent numbers, trade names or trademarks, numbers or series or any other i-STAT markings affixed on the Products obtained from i-STAT or alter Product labeling. Heska shall, however, be entitled to mark the Products with its trademark or trade name in prominent place, subject to i-STAT's prior written consent, not to be unreasonably withheld. Heska is not authorized to use the trademark and trade name "i-STAT" or any other trademark or trade name of i-STAT in any manner except to indicate that i-STAT is the manufacturer of the Products and, consistent with the provisions of Section 5.2 and during the Term of this Agreement and only in the Field in the Territory, that Heska is an independent distributor for i-STAT and is selling i-STAT's Products. Heska shall acquire no rights in the i-STAT trademark and trade name, or any other trademark owned by i-STAT.

5.2
Use of Trademarks and Tradenames.    i-STAT hereby authorizes Heska to use, on a nonexclusive basis for the Term, without cost to Heska other than payment for the Products, the trademark "i-STAT" and any other trademarks, service marks or tradenames used by i-STAT to identify the Products (the "Marks"), solely to identify i-STAT as the manufacturer of the Products and for Heska's distribution of Products and related performance under this Agreement. The Marks and the goodwill associated therewith are and shall remain the exclusive property of i-STAT. Heska shall not: (a) use the Marks as part of any composite mark including any elements not approved in advance in writing by i-STAT; (b) challenge the validity or enforceability of the Marks (unless such restriction is illegal); (c) acquire any proprietary rights in the Marks by reason of any activities under this Agreement or otherwise. All uses of the Marks by Heska and any additional goodwill created thereby shall inure to the exclusive benefit of i-STAT. i-STAT, at all times during the Term on reasonable notice, shall have the right to inspect the materials and services on or in connection with which the Marks are used in order to assure i-STAT that its quality standards relating to the Products and Heska's servicing and other Mark-pertinent provisions of this Agreement are being observed. If at any time i-STAT shall reasonably object to any use to which the Marks are put, Heska shall promptly cease any such use.

5.3
License to Use Computer Software.    All software, on whatever media and in whatever form, i-STAT shall deliver to Heska hereunder (the "Software") is and shall remain the property of i-STAT and its suppliers and licensors thereof and shall only be used in accordance with the terms of this Agreement and any End User License Agreements (each, a "EULA") distributed therewith. Software contains copyrighted and proprietary trade secrets of i-STAT (and its suppliers and licensors), and Heska shall keep the Software in confidence. Heska shall not copy, use or disassemble the Software unless agreed by i-STAT. Heska shall have the right to reproduce Software only for: (a) one backup/archival copy; and (b) installation on and use with equipment designated by i-STAT as suitable therefor and for use solely with the Products distributed by Heska. Heska shall reproduce the copyright and other proprietary notices of i-STAT and Third Parties present in the Software delivered to Heska. Heska's license to use and distribute the Software shall terminate on the earlier of: (w) termination of this Agreement; (x) discontinuance of use of the designated equipment for the Software; (y) discontinuance of payment of periodic license and maintenance fees, if any; or (z) breach by Heska of any of the above given terms; provided, that End Users' license rights shall continue in accordance with each EULA. All copies of Software with respect to which the license hereunder is terminated shall be returned to i-STAT within thirty (30) days after such termination. Heska shall deliver to each End User a copy of i-STAT's EULA, which shall inform them that such Software is and shall remain the property of i-STAT and its suppliers and licensors. Copies of the translated materials shall be provided by Heska to i-STAT for inclusion in the technical file before any CE marked Product is distributed in Heska's territory in the Field.

ARTICLE 6. REGULATORY MATTERS

6.1
Regulatory Compliance.    Heska shall advise i-STAT promptly of all government regulations outside of the United States affecting the importation, use, Sale, record maintenance and disposal of the Products, and shall be responsible for compliance therewith. Without limiting the foregoing, Heska shall obtain from competent governmental authorities outside the United States such import permits, licenses, exemptions from customs duties and governmental approvals and consents required in connection with the execution and performance of this Agreement. All governmental permits, registrations, licenses, exemptions and consents outside the United States specifically relating to Products shall be sought, where applicable and where possible, in the name of and shall, at the end of the Term, be the exclusive property of i-STAT. Heska shall not take any action which would, or fail to take any action where such failure would, directly or indirectly result in or constitute a violation by Heska of any applicable law, treaty, ruling or regulation in the Territory relating to the Products, including, without limitation, laws and regulations relating to the export, resale and distribution of the Products and laws and regulations requiring the reporting of adverse medical events to government authorities in the Territory. When needed for sales or regulatory compliance purposes, Heska shall provide at Heska's expense any additional translations of labels, labeling, and instructions consistent with the regulatory requirements of the competent authority in each country of the Territory and shall ensure that all users are provided with such translated materials.

6.2
Compliance with U.S. Regulations.    Heska understands and acknowledges that i-STAT is subject to regulation by agencies of the U.S. Government, including but not limited to, the U.S. Department of Treasury which prohibit the sale, export or diversion of products and technology to certain countries ("Prohibited Countries"), which countries, as of the Effective Date, are Iran, Sudan and Cuba. Heska hereby warrants that it shall not Sell, directly or indirectly, any Products to Dealers or End Users which it knows or reasonably should know will resell or export the Product to Third Parties in Prohibited Countries. Furthermore, any and all obligations of i-STAT to provide the Products, as well as any other technical information and assistance, is subject to United States laws and regulations which govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Industry and Security. Heska agrees to cooperate with i-STAT in order to maintain compliance with the applicable export regulations.

6.3
Notice of Certain Events; Adverse Event Reporting.    Each Party shall promptly notify the other after it becomes aware of any of the following events: alleged infringement of the Trademarks or patents applicable to a Product by any third party; alleged infringement of the trademark, patent or proprietary rights of others in connection with actions taken hereunder; liability claims relating to a Product and any other event that may reasonably be expected to have a material adverse effect upon the sale or distribution of a Product in the Territory.

6.4
Product Changes; Labeling.    Heska may affix its label on catalogs and Products being distributed by Heska in the Field in the Territory during the Term; provided, i-STAT shall have been provided with a catalog and a photograph of each Product with Heska's label affixed in the same manner in which the Products will be distributed and shall have approved such label, such approval not to be unreasonably withheld and such approval not required for Products being sold with the Heska label affixed as of the Effective Date. If i-STAT shall reasonably object to the manner in which such label is affixed, Heska shall promptly cease any such use and change its use to comply with the i-STAT's requirements. Heska shall bear the cost of packaging and labeling changes requested by Heska and approved by i-STAT.

6.5
Traceability.    i-STAT and Heska shall each maintain such traceability records with respect to the Product as shall be necessary to comply with applicable laws and local "Good Manufacturing Practices" regulations.

6.6
Reliability Reporting.    Each Party shall promptly report in writing to the other any substantial failure of the Product, material change in the statistically demonstrated reliability of the Product or other material information relevant to the reliability of a Product of which such Party becomes aware.

6.7
Recall or Advisory Actions.    If either Party proposes to recall a Product or issue an advisory letter regarding reliability of or defects in a Product, then such Party shall first notify the other in writing or by telecommunication in a timely manner prior to making such recall or issuing such advisory letter. Each Party shall endeavor to reach an Agreement with the other regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable regulatory requirements, but such Agreement shall not be a precondition to any action that a Party deems necessary to protect users of a Product or to comply with any applicable governmental orders. In the event i-STAT should request Heska to recall a Product, Heska shall take all appropriate actions to recall such Product. i-STAT shall bear the expenses of any recall requested by it or resulting from defective manufacture, or packaging by i-STAT. Heska shall bear the expenses of any recall resulting from improper storage, handling or delivery by Heska. In cases where the recall is unrelated to any fault of either Party, the expense of the recall shall be borne by the Parties equally. For the purposes of this Agreement, expenses of recall include, without limitation, the expense of notification and destruction or return of the recalled Product, but not the expense or service fees associated with salesmen's time which shall be borne by Heska.

6.8
Translation of Technical Documents.    Consistent with Section 4.2, as required by local regulatory laws or regulations, Heska shall translate Technical Documents into the local language(s) of End Users and shall revise such translation in accordance with the changes to the Technical Documents that may be made from time to time by i-STAT. Such translation shall at a minimum meet all regulatory requirements of the Territory and be of a standard deemed appropriate for veterinary products and comparable with that provided for other products sold into the animal health care market in the Territory. Heska will provide any documents translated into the local language to i-STAT for review and shall revise such translation according to i-STAT's comments.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1
Product Warranty to End Users.    Heska shall pass through to End Users i-STAT's standard written limited warranty for all Products. Heska shall not alter or expand such warranty; provided, however, that nothing in this Agreement limits Heska's ability to provide its own warranty on any of the Products to its End Users (an "Extended Warranty") so long as Heska is responsible for satisfying any obligations under such Extended Warranty.

7.2
Warranty.    i-STAT shall extend to Heska and to Heska's Dealers or End Users standard product warranties, as modified from time to time upon thirty (30) days prior written notice to Heska, the current version of which is attached as Exhibit 7.2; provided, however, that any modification to any such product warranties shall apply only to Products the Sales of which are made after the effective date of such product warranties.

7.3
Heska's Warranty.    Heska represents and warrants that it has obtained or will obtain all required approvals of local governments in connection with this Agreement.

7.4
Disclaimer of Warranties.    EXCEPT FOR THE LIMITED WARRANTIES PROVIDED IN SECTIONS 7.1 AND 7.2, i-STAT MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND THE WARRANTIES OF i-STAT ARE IN LIEU OF ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT OF ANY THIRD PARTY PATENTS, COPYRIGHTS OR MARKS. EXCEPT FOR THE WARRANTY PROVIDED FOR IN SECTIONS 7.1 AND 7.2, i-STAT MAKES NO WARRANTY OF ANY KIND TO END USERS OF HESKA HEREUNDER.

ARTICLE 8. INDEMNIFICATION

8.1
Indemnification by Each Party.    During the Term and for two (2) years thereafter, i-STAT and Heska shall each at all times indemnify and hold the other Party and their respective Affiliates, stockholders, directors, officers, employees and agents harmless from and against all liabilities, losses, claims, damages and expenses, including reasonable attorneys' fees and disbursements ("Claims"), to the extent that such arise out of or are in connection with a breach of any covenant, agreement, warranty or representation made by it herein; provided, however, that i-STAT shall not hold Heska and its respective Affiliates, stockholders, directors, officers, employees and agents harmless to the extent that such Claims arise out of or are in connection with a breach of any covenant, agreement, warranty or representation made by Heska regarding the Products (including but not limited to any Extended Warranty). In the event of any Third Party action, the indemnified Party shall have the right to participate in the defense, at its own expense, with counsel of its own choosing.

8.2
Indemnification by Heska.    Heska shall indemnify i-STAT against all claims, losses, damages, liabilities and expenses, including reasonable attorneys' fees and disbursements, incurred by i-STAT arising with respect to the sale, distribution or use of a Product to the extent caused by any action or omission of Heska or its stockholders, directors, officers, employees or agents. Heska shall indemnify, defend and hold i-STAT harmless against all claims, liabilities, costs and expenses (including the reasonable fees of attorneys and other professionals) incurred by, or threatened against, i-STAT in connection with any representation or warranty by Heska (including any Extended Warranty of the Products provided by Heska) or Heska's personnel inconsistent with: (a) the foregoing limited warranty and disclaimer of i-STAT; or (b) publications of i-STAT concerning the Products.

8.3
Infringement Indemnification by i-STAT.    i-STAT shall indemnify Heska against all claims, losses, damages, liabilities and expenses, including reasonable attorneys' fees and disbursements, incurred by Heska arising with respect to, out of or in connection with any claim that the Products or the Software infringe any copyright, patent, trade secret, trademark, or other proprietary right of any third party; provided that i-STAT is notified promptly in writing of the claim and Heska provides reasonable assistance in the settlement or defense of such claim; provided, that Product or Software are not altered by Heska except as specifically directed by i-STAT. If a Product or Software is held to constitute an infringement and its use as contemplated by this Agreement is enjoined or threatened to be enjoined, i-STAT shall at its option and expense: (a) procure for Heska the right to continue to Sell and distribute the Products or the Software; (b) replace or modify the Products or the Software with a version that is non-infringing; or (c) discontinue manufacture and/or sales of the Product in affected countries. In the event that i-STAT discontinues the manufacture and/or sale of a Product pursuant to this Section 8.3 in any affected country, such discontinuance shall not be considered a breach of this Agreement, and the Parties shall negotiate in good faith an adjustment, if any, to the Base Cartridge Targets set forth in

Sections 2.4 and 2.5. If the Parties are unable to agree on an adjustment, if any, to the Base Cartridge Targets as a result of good faith negotiations under the preceding sentence, they will follow the procedures set forth in Section 11.9 to establish an adjustment, if any.

8.4
Limitation of Liability.    UNDER NO CIRCUMSTANCES SHALL A PARTY BE RESPONSIBLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SALE, DELIVERY, NONDELIVERY, SERVICING, USE, MAINTENANCE, SUPPORT, CONDITION OR POSSESSION OF PRODUCTS.

ARTICLE 9. CONFIDENTIALITY

9.1
Confidentiality.    Neither Party shall use for any purpose, other than as contemplated by this Agreement, or divulge to any Third Party, any Confidential Information provided to such Party by the other Party, except as may be required by law or judicial order.

9.2
Public Announcements.    Neither Party shall make any public announcement concerning this Agreement, nor make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law, including the requirements of the SEC, or judicial order, without the written consent of the other Party, which written consent shall not be withheld unreasonably.

ARTICLE 10. TERM AND TERMINATION

10.1
Effective Date and Term. The initial term of this Agreement shall commence as of the Effective Date and expire as of [***] (the "Initial Term"), unless sooner terminated as expressly provided in this Article 10 or Section 2.6. THIS AGREEMENT WILL RENEW AUTOMATICALLY FOR ADDITIONAL ONE (1) YEAR TERMS (EACH, AN "EXTENSION TERM"), UNLESS SOONER TERMINATED AS EXPRESSLY PROVIDED IN THIS ARTICLE 10 OR SECTION 2.6. The Initial Term and all Extension Terms are sometimes referred to herein as the "Term."

10.2
Termination For Cause By Either Party. In addition to the rights of the Parties to terminate this Agreement as provided hereinabove, either Party may terminate this Agreement for cause upon written notice to the other Party in the event the other Party: (a) appoints a receiver, executes an assignment for the benefit of creditors or files or otherwise becomes subject to bankruptcy or insolvency proceedings; or (b) materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice of breach from the non-breaching Party, as such cure period may be extended for such additional period as the non-breaching Party reasonably determines that the breaching Party is diligently pursuing a cure of such breach.

10.3
By i-STAT for a Change of Control under Certain Circumstances. If Heska undergoes a Change of Control, Heska or the controlling entity following the Change of Control shall notify i-STAT within thirty (30) days of such Change of Control. Such notice shall inform i-STAT of the identify of the entity involved in the Change of Control with Heska, and of the parent corporation, if any, of the entity involved in the Change of Control with Heska. i-STAT shall have the right to terminate this Agreement within six (6) months of such notice if Heska has a Change of Control to an entity that, in i-STAT's sole opinion, competes with i-STAT or its Affiliates or, in i-STAT's reasonable business judgment, would harm i-STAT's position in, the human blood and/or veterinary diagnostics market; provided, that if Heska believes that i-STAT's determination is unreasonable, the Parties shall follow the procedure set forth in Section 11.9 to make the determination.

10.4
Effect of Termination. Upon the termination of this Agreement:

(a)
The Parties shall immediately cease the use of any Confidential Information of the other Party and, in the case of Heska, of the Marks, except as permitted in this Section 10.4.

(b)
Unless this Agreement is terminated by i-STAT for Heska's breach or bankruptcy, and subject to i-STAT's rights as provided in this Section 10.4, (i) i-STAT shall honor all accepted purchase orders providing for delivery of Product within thirty (30) days of the date of termination and for which Heska pays in full prior to shipment, and (ii) Heska may Sell Products on a nonexclusive basis but otherwise on the terms set forth in this Agreement its remaining inventory of Products for a period of up to ninety (90) days following the date of termination.

(c)
i-STAT shall have the right (but not the obligation), upon prior written notice to Heska given within ten (10) days after termination to purchase from Heska all or any portion of the Products in its inventory at the time of such termination for credit against outstanding invoices, or for cash refund to the extent there are no invoices then outstanding. Any credit or refund due Heska for such Product shall be equal to the Purchase Price of the Product, less any discounts or credits previously received.

(d)
Heska shall return to i-STAT all promotional and sales training materials provided to Heska by i-STAT under this Agreement.

(e)
To the extent permitted by law, Heska shall assign to i-STAT and deliver to i-STAT any import permits, health resignations, licenses, exemptions from customs duties and governmental consents of any nature specifically relating to i-STAT Products, which Heska may have or retain directly or indirectly in connection with the Products imported, Sold and/or distributed under this Agreement, which it has not yet assigned or waived, or which have not yet been delivered prior to termination.

(f)
Heska shall not, in the final six months of any notification of termination (or such actual time after notice and before actual termination, if shorter), undertake any actions intended or designed to cause End Users or Dealers to purchase higher than normal levels of inventory of Products.

10.5
Continuing Obligations. Upon any termination of this Agreement (except termination for cause by Heska due to i-STAT's breach), at i-STAT's election and in accordance with i-STAT's instructions, Heska shall: (a) cooperate in referring End Users to i-STAT or to such other persons as i-STAT may direct for continuing purchase of Products and related services; (b) transfer to i-STAT or its nominees all outstanding maintenance contracts for the Products; and (c) provide i-STAT with a list of each End User who purchased Product through Heska, including records of all Software updates performed. Following termination of this Agreement for any reason, Heska shall have no further obligations to End Users with respect to Software updates and maintenance or technical support. Nothing in this Agreement shall be construed as preventing Heska from soliciting End Users for other products following the termination of this Agreement.

10.6
Survival. The following Articles and Sections shall survive termination of the Agreement: Articles 1, 7, 8, 9, 10 and 11 and Sections 3.6, 3.8, 3.9, 3.11, 4.12 and 4.13. In addition, all provisions that survive termination, that are irrevocable or that arise due to termination shall survive in accordance with their terms. Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination of this Agreement shall survive for the specified period of time only.

ARTICLE 11. MISCELLANEOUS

11.1
Notices. All written notices and other communications between the Parties shall be in the English language and shall be deemed effective on the date they are received by certified air mail or confirmed facsimile addressed to the other Party at the address or facsimile number stated below.

If to i-STAT:	i-STAT Corporation 104 Windsor Center Drive East Windsor, New Jersey 08520 Attn: Vice-President, Sales and Marketing Telephone Number: (609) 443-9300 Facsimile Number: [***]
With copy to:	Divisional Vice President, Medical Products Group Domestic Legal Operations D-322, Building AP6D 100 Abbott Park Road Abbott Park, Illinois 60064-6049 Facsimile Number: [***]
If to Heska:	Heska Corporation 1613 Prospect Parkway Fort Collins, Colorado 80525 Attn: Chief Financial Officer Telephone Number: (970) 493-7272 Facsimile Number: [***]
With copy to:	Osborn Maledon, P.A. Attn: William M. Hardin, Esq. 2929 North Central Ave. Suite 2100 Phoenix, AZ 85012 Telephone Number: [***] Facsimile Number: [***]
11.2
Annual Cartridge Purchases Calculation. Following each Contract Year, the number of Cartridge Purchases for such Contract Year shall be determined as set forth in Subsections 11.2.1 and 11.2.2 and the Parties shall execute and attach to this Agreement the "Annual Cartridge Purchase Calculation" form set forth on Exhibit 11.2 completed for such Contract Year.

11.2.1
i-STAT Provides i-STAT Calculation. Within forty (40) days after the end of each Contract Year, i-STAT shall provide Heska in writing with i-STAT's calculation of Heska's Cartridge Purchases in such Contract Year (the "i-STAT Calculation"). If Heska disagrees with the i-STAT Calculation, Heska shall have thirty (30) days after receipt of the i-STAT Calculation to respond in writing, with (a) Heska's estimate; (b) the difference between Heska's estimate and the i-STAT Calculation; and (c) purchase order level detail so that i-STAT may verify the i-STAT Calculation. If i-STAT disagrees with Heska's calculation and Heska requests, in writing, purchase order level detail for the i-STAT Calculation, i-STAT shall provide such information. If the exchange of such information does not resolve the dispute, the Parties shall negotiate in good faith to determine the actual Cartridge Purchases in such Contract Year and, if such dispute is not resolved within thirty (30) days, the dispute shall be resolved pursuant to Section 11.9.

11.2.2
i-STAT Does Not Provide i-STAT Calculation. If i-STAT fails to provide Heska with the i-STAT Calculation within forty (40) days after the end of a given Contract Year, Heska shall provide i-STAT, in writing, with Heska's calculation of Heska's Cartridge Purchases in such Contract Year (the "Heska Calculation") within seventy (70) days after the end of such Contract Year. If i-STAT disagrees with the Heska Calculation, i-STAT shall have thirty (30) days after receipt of the Heska Calculation to respond, in writing, with (i) i-STAT's estimate, (ii) the difference between i-STAT's estimate and the Heska Calculation, and (iii) purchase order level detail so that Heska may verify the Heska Calculation. If Heska disagrees with i-STAT's calculation and i-STAT requests, in writing, purchase order level detail for the Heska Calculation, Heska shall provide such information. If the exchange of such information does not resolve the dispute, the Parties shall negotiate in good faith to determine the actual Cartridge Purchases in such Contract Year and, if such dispute is not resolved within thirty (30) days, the dispute shall be resolved pursuant to Section 11.9.

11.3
[***].

11.3.1
[***].

11.3.2
[***].

11.4
Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. Neither Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that without such written consent, i-STAT shall have the right to assign its rights hereunder to an Affiliate of i-STAT and Heska shall have the right to assign this Agreement to any corporation controlled by Heska which has, as one of its principal lines of business, the sale of diagnostic equipment for the veterinary market. In the event that a Change of Control of Heska does not involve a competitor of i-STAT (pursuant to Section 10.3 of this Agreement) Heska shall have the right to assign this Agreement without i-STAT's consent in connection with a Change of Control; provided, that i-STAT has not terminated this Agreement in the time frame provided in, and pursuant to the terms and conditions set forth in, Section 10.3.

11.5
Waivers. Any waiver by either of the Parties hereto of any rights arising from a breach of any covenants or conditions of this Agreement shall not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement. Any failure by one of the Parties to assert its rights for or upon any breach of this Agreement shall not be deemed to be a waiver of such rights, nor shall such waiver be implied from the acceptance of any payment.

11.6
Relationship of the Parties. Nothing in this Agreement or any other document or agreement between the Parties shall constitute or be deemed to constitute a partnership or joint venture between the Parties. The relationship between Heska and i-STAT shall be that of buyer and seller. No officer, agent or employee of one Party shall under any circumstances be considered the agent, employee or representative of the other Party. Neither Party shall have the right to enter into any contracts or binding commitments in the name of or on behalf of the other Party in any respect whatsoever.

11.7
Force Majeure. Neither Party shall be liable to the other Party or in default hereunder by reason of any delay or omission caused by fire, flood, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes. In the event of a Product shortage, i-STAT shall have the right to allocate its available Product among Heska and all other customers of i-STAT in such a manner as i-STAT, in its sole discretion, considers equitable, and the Parties shall negotiate in good faith an adjustment to the Base Cartridge Targets set forth in Section 2.7.

11.8
Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the internal laws (and not the laws of conflicts) of the State of New Jersey. The United Nations Convention on Contracts for the International Sale of Goods (1980), as amended, is specifically excluded from application to this Agreement.

11.9
Alternative Dispute Resolution. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, including but not limited to the resolution of potential issues described in various provisions of this Agreement that expressly refer to this Section 11.9 (including but not limited to Sections 2.9, 4.5, 8.3 and 10.3) shall be finally settled pursuant to the dispute resolution procedures set forth on Exhibit 11.9.

11.10
Severability. If any provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

11.11
Entire Agreement. This Agreement, including the exhibits, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous writings or discussions, including but not limited to the Prior Agreement. Except as otherwise expressly provided, no agreement varying or extending the terms of this Agreement shall be binding on either Party unless in a writing signed by an authorized representative of each Party.

11.12
Headings. The headings of the paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

11.13
Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement. In proving this Agreement, it shall be necessary to produce or account for more than one counterpart signed by the Party with respect to whom proof is sought.

(Remainder of page intentionally left blank)

        IN WITNESS WHEREOF, each Party has caused this Distribution Agreement to be executed on its behalf by its duly authorized officer as of the Effective Date.

i-STAT Corporation		Heska Corporation
By:	/s/ John Mooradian JOHN MOORADIAN	By:	/s/ Jason Napolitano JASON NAPOLITANO
Its:	President	Its:	Chief Financial Officer
Date:	October 29, 2004	Date:	October 28, 2004

LIST OF EXHIBITS

Exhibit Number	Exhibit Name
1.16	[***]
1.29	Products and Purchase Prices
3.8	Bank Wire Transfer Information
7.1	End User Warranties
11.2	Annual Cartridge Purchase Calculation
11.3A	[***]
11.3B	[***]
11.3C	[***]
11.3D	[***]
11.3E	[***]
11.3F	[***]
11.9	Alternative Dispute Resolution

EXHIBIT 1.16

[***]

Exhibit 1.29
PRODUCTS AND PURCHASE PRICES

Analyzer and Associated Parts Price List

Analyzer Product No.	Description	Price
210002	Series 200 analyzer	[***]
111700	HP Portable Printer	[***]
111501	Portable printer Paper	[***]
111502	HP Portable Printer AC Adapter	[***]
112102	Printer Cradle w/o IR Link	[***]
111003	9 Volt lithium batteries (6/box)	[***]
131000	Aqueous Controls Level 1	[***]
131500	Aqueous Controls Level 2	[***]
132000	Aqueous Controls Level 3	[***]
135681	Calibration Verification Set	[***]
136400	Level 1 ACT Control (Kit)	[***]
136500	Level 2 ACT Control (Kit)	[***]
111400	Capillary tubes 65 µL	[***]
112202	IR Link with cradle	[***]
112212	Analyzer programming kit	[***]
011996-01	i-STAT Binders	[***]
620001	i-STAT System Manual—UK English	[***]
620002	i-STAT System Manual—German	[***]
620003	i-STAT System Manual—French	[***]
620004	i-STAT System Manual—Spanish	[***]
620005	i-STAT System Manual—Italian	[***]
620006	i-STAT System Manual—Dutch	[***]
620007	i-STAT System Manual—Swedish	[***]
NOT Available	i-STAT System Manual—Portuguese	[***]
130100	Electronic Simulator	[***]
SRP200	Analyzer repair cost—non warranty	[***]
SRP230	Portable printer repair cost	[***]

Exhibit 1.29
PRODUCTS AND PURCHASE PRICES

Cartridge Price List

			United States		Rest of World
Cartridge Product No.
	Description	Qty/Box	Price/Test	Price/Box	Price/Test	Price/Box
220300	EG7+	25	[***]	[***]	[***]	[***]
220200	EG6+	25	[***]	[***]	[***]	[***]
220100	G3+	25	[***]	[***]	[***]	[***]
125000-02	EC8+	25	[***]	[***]	[***]	[***]
121000-02	6+	25	[***]	[***]	[***]	[***]
123000-02	EC6+	25	[***]	[***]	[***]	[***]
121500-02	EC4+	25	[***]	[***]	[***]	[***]
120100-02	G	25	[***]	[***]	[***]	[***]
320100	creatinine	25	[***]	[***]	[***]	[***]
220400	CG8+	25	[***]	[***]	[***]	[***]
420300	ACT	25	[***]	[***]	[***]	[***]
220550	CG4+	25	[***]	[***]	[***]	[***]
120500-02	E3+	25	[***]	[***]	[***]	[***]

Exhibit 1.29
PRODUCTS AND PURCHASE PRICES

Service Repair Parts

i-STAT Part Number	Description	Price
010762-01	10 pin connector Digital Bd	[***]
010559-01	20 pin Connector—Nyebar	[***]
011882-01	200 Cover Screw	[***]
012378-01	200 Display (Double)	[***]
011678-01 02	200 Display (Single)	[***]
011832-01	200 External Back Housing	[***]
012086-01	200 Housing Feet	[***]
012203-01 01	200 Hybrid Flex Cable	[***]
010534-01	200 Thermal Probe	[***]
012156-01	5 Minute Epoxy	[***]
010760-01	9 pin connector Digital Bd.	[***]
010941-02 01	Abbott Boxes	[***]
012369-01	Assy, Battery Cable	[***]
012369-01 01	Battery Flex Assembly	[***]
010501-01 01	Bowed Clip	[***]
010941-01	Boxes (i-STAT)	[***]
010087-02	BT101—Lithium Battery (Double)	[***]
012333-01 01	BT1—Lithium Battery (Single)	[***]
012328-01 01	C119 / C124	[***]
010032-05	Capcitor—C186	[***]
012217-01 01	Cartridge Door	[***]
015506-01	Clip Retainer	[***]
012055-01	Cover, Battery compartment	[***]
011856-02	Damper (Double Length)	[***]
011856-05	Damper (Double Width)	[***]
011856-04	Damper (Quad Length)	[***]
011856-03	Damper (Triple Length)	[***]
012378-01	Display—(Double bd.)	[***]
011678-02	Display—(Single bd.)	[***]
012605-01 01	Display block, Hantronix	[***]
010091-01	Display Window	[***]
010618-01	FLASH U56(U109)	[***]
010500-01 01	Flat Clip	[***]
015384-01 02	Follower Arm Assembly	[***]
015473-01 03	Fork	[***]
012341-01 02	Front Housing (AID Keypad)	[***]
010491-01 02	Guide Pin	[***]
012368-01	Harness flex cable (200 single board)	[***]
010731-01	Hybrid	[***]
012203-01	Hybrid Flex cable	[***]
012023-01	Keypad PCB Rivet	[***]
012278-01	Keypad PCB Screw	[***]
012340-01 05	Keypad PCB—Double bd.	[***]
012891-01 01	Latch	[***]
012373-01 01	Latch Retainer	[***]
010087-02	Lithium battery—200 analyzer	[***]
010493-01	Pivot Pin	[***]
010627-01	R120	[***]
010070-26	Ram U57 (U106)	[***]
010070-27	RTC (DP8570A)	[***]
010572-01 03	Spiral, Spring Latch	[***]
010763-01	Start Cycle Switch double board	[***]
010764-01	Start Cycle Switch single board	[***]
010534-01	Thermal probes	[***]
010311-01	Threadlocker 222	[***]
010070-05	U105 / U112	[***]
010070-27	U107—RTC (DP8570A)	[***]
012324-11 01	U53—RTC	[***]
012324-01 01	U89—FPGA	[***]

EXHIBIT 3.8
Bank Wire Transfer Information

Domestic wires:

Wachovia Bank
Charlotte, NC

ABA# 053000219

Account Name:    Abbott—i-STAT USD
Account Number:    [***]
Reference:    Your Company Name & Invoice #

International wires:

Wachovia Bank
Charlotte, NC

SWIFT: PNBPUS33

Account Name:    Abbott—i-STAT USD
Account Number:    [***]
Reference:    Your Company Name & Invoice #

EXHIBIT 7.1
CUSTOMER WARRANTIES

Warranty

        i-STAT warrants this medical product (excluding disposable or consumable supplies) against defects in materials and workmanship for one year from the date of shipment. If i-STAT receives notice of such defects during the warranty period, i-STAT shall, at its option, either repair or replace products which prove to be defective. With respect to software or firmware, if i-STAT receives notice of defects in these products during the warranty period, i-STAT shall repair or replace software media and firmware which does not execute their programming instructions due to such defects. i-STAT does not warrant that the operating of the software, firmware or hardware shall be uninterrupted or error free. If i-STAT is unable, within a reasonable time, to repair or replace any product to a condition as warranted, Buyer shall be entitled to a refund of the purchase price upon return of the product to i-STAT.

        Note: Warranty rights may vary from state to state, province to province and country to country.

Limitations of Warranty

        The foregoing warranty shall not apply to defects resulting from:

  1.
  Improper or inadequate maintenance by Buyer or an unauthorized person,
  2.
  Using accessories and/or consumables that are not approved by i-STAT,
  3.
  Buyer-supplied software or interfacing,
  4.
  Unauthorized repairs, modifications, misuse, or damage caused by disposable batteries, or rechargeable batteries not supplied by Abbott.
  5.
  Operating outside of the environmental specifications of the product, or
  6.
  Improper site preparation or maintenance.

        THE WARRANTY SET FORTH ABOVE IS EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. ABBOTT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

EXHIBIT 11.2
ANNUAL CARTRIDGE PURCHASE CALCULATION

Contract Year:
i-STAT Calculation:		date provided to Heska:
Approved by Heska:	☐ Yes / ☐ No*	date approved/rejected by Heska:
*if No:
Heska Estimate:		date provided to i-STAT:
Approved by i-STAT:	☐ Yes / ☐ No**	date approved/rejected by i-STAT:
**if No:
Agreed Calculation:		date agreed:

Official Determination of Cartridge Purchases
for Contract Year                          is:                         .

i-STAT Corporation	Heska Corporation
By:	By:
Its:	Its:
Date:	Date:

EXHIBIT 11.3A

        [***]

EXHIBIT 11.3B

        [***]

EXHIBIT 11.3C

        [***]

EXHIBIT 11.3D

        [***]

EXHIBIT 11.3E

        [***]

EXHIBIT 11.3F

        [***]

EXHIBIT 11.9
ALTERNATIVE DISPUTE RESOLUTION

        The parties recognize that from time to time a dispute may arise relating to either party's rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

        To begin the ADR process, a party first must send written notice to the other party in accordance with the terms of the Agreement describing the dispute and requesting attempted resolution by good faith negotiations between their respective president or principal executive officer(s) (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

        1.     To begin an ADR proceeding, a party shall provide written notice to the other party in accordance with the terms of the Agreement of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

        2.     Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

          (a)   The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, shareholder or Affiliate of either party or any of their subsidiaries or affiliates.

          (b)   Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

          (c)   Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

          (d)   If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

        3.     No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

        4.     At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

          (a)   a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

          (b)   a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

          (c)   a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The parties agree that neither side shall seek as part of its remedy any punitive damages.

          (d)   a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        Except as expressly set forth in subparagraphs 4(a)-4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

        5.     The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

          (a)   Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

          (b)   Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

          (c)   The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

          (d)   Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

          (e)   Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

        6.     Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        7.     The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

        8.     The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

          (a)   If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

          (b)   If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

        9.     The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

        10.   Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

        11.   All ADR hearings shall be conducted in the English language.

QuickLinks

  Exhibit 10.31
DISTRIBUTION AGREEMENT